EXHIBIT NO. 99.4(b)


                          INVESTMENT ADVISORY AGREEMENT

                                   Appendix A

                            Funds and Effective Dates

Fund                                               Effective Date

MFS Bond Fund                                      January 1, 2002
MFS Limited Maturity Fund                          January 1, 2002
MFS Municipal Limited Maturity Fund                January 1, 2002
MFS Intermediate Investment Grade Bond Fund        January 1, 2002
MFS Research Bond Fund                             January 1, 2002
MFS Research Bond Fund J                           October 18, 2002
MFS Emerging Opportunities Fund                    January 1, 2002
MFS Large Cap Value Fund                           January 1, 2002
MFS High Quality Bond Fund                         January 1, 2002

                                   Appendix B

                           Compensation to the Adviser

The investment advisory fee payable by each Fund shall be computed and paid monthly at the annual rate equal to that Fund's average daily net assets for its then current fiscal year noted below:

Fund                                                           Rate

MFS Bond Fund                                                  0.39% of the first $1.1 billion
                                                               0.38% of the amount in excess of $1.1 billion

MFS Limited Maturity Fund          T                            0.40%

MFS Municipal Limited Maturity Fund                            0.40%

MFS Intermediate Investment Grade Bond Fund                    0.50%

MFS Research Bond Fund                                         0.50%

MFS Research Bond Fund J                                       0.50%

MFS Emerging Opportunities Fund                                0.75%

MFS Large Cap Value Fund                                       0.75%

MFS High Quality Bond Fund                                     0.50%
